Exhibit (a)(1)(D)(D)

        Amended and Restated Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Series A Participating Preferred Stock Purchase Rights)
of
ELKCORP
at
$43.50 NET PER SHARE
by
BMCA ACQUISITION SUB INC.,
a wholly-owned subsidiary of
BMCA ACQUISITION INC.

February 12, 2007

To the Participants (including Beneficiaries and Alternate Payees) in the ElkCorp Employee Stock Ownership Plan:

        BMCA Acquisition Sub Inc., a Delaware corporation (including any successor thereto, "Purchaser"), a wholly-owned subsidiary of BMCA Acquisition Inc. ("Parent"), is offering to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of ElkCorp, a Delaware corporation (the "Company"), and the associated Series A Participating Preferred Stock purchase rights (the "Rights") at a price of $43.50 per Share net to the seller in cash (subject to applicable withholding taxes), without interest thereon, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase, dated February 12, 2007 (the "Offer to Purchase"), and the related Amended and Restated Letter of Transmittal (the "Letter of Trasmittal" which, together with the Offer to Purchase, as amended, supplemented or otherwise modified from time to time constitute the "Offer").

        As a participant in the ElkCorp Employee Stock Ownership Plan (the "ESOP"), you are eligible to participate in this tender offer. A copy of the Offer to Purchase, the Letter of Transmittal, the Amended and Restated Trustee Direction Form (the "Trustee Direction Form"), and other related materials are enclosed, and you will receive or have received a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9").

        Purchaser has commenced the Offer as the first step in its plan to acquire all of the outstanding Shares, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger, Parent will acquire all of the Shares not purchased pursuant to the Offer, the Top-Up Option (as defined in the Offer to Purchase) or otherwise. Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in the Company. Assuming Purchaser purchases a majority of the Shares pursuant to the Offer, Parent is entitled to exercise its rights under the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Parent, Purchaser and the Company, to obtain pro rata representation on, and control of, the Company's board of directors.

        To assist with the Offer, Purchaser has engaged D. F. King & Co., Inc. to serve as the Information Agent and Bear, Stearns & Co. Inc. to serve as the Dealer Manager. Representatives from the

Information Agent may contact you by phone to make sure you have received the Offer to Purchase and related materials and to answer any questions you may have. If you need information or additional forms, please call the Information Agent at (212) 269-5550 or toll-free at (888) 628-9011.

        All Shares tendered and not accepted for payment in the Offer will be returned at Purchaser's expense as soon as practicable following the expiration date.

        Purchaser reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary (as defined in the Offer to Purchase) and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares, as described in Section 4 of the Offer to Purchase.

        A TENDER OF YOUR SHARES CAN BE MADE ONLY BY THE TRUSTEE (AS DEFINED BELOW) AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY THE TRUSTEE FOR YOUR ACCOUNT. IF YOU DO NOT DIRECT THE TRUSTEE PRIOR TO THE DEADLINE SET FORTH IN ITEM 2 BELOW, THE SHARES HELD IN YOUR ESOP ACCOUNT WILL NOT BE TENDERED BY THE TRUSTEE.

        Accordingly, please use the attached Trustee Direction Form to instruct Principal Trust Company, the Trustee, as to whether you wish the Trustee to tender any or all of the Shares the Trustee holds for your ESOP account upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal. However, if you hold Shares outside of the ESOP and wish to tender those Shares as well, then you need to complete the Letter of Transmittal according to its instructions. In either case, the Purchaser urges you to read the Offer to Purchase and Letter of Transmittal carefully before making any decision regarding the Offer.

Purchaser Calls Your Attention to the Following:

  1.
  The Offer is conditioned upon a number of conditions as set forth in the Offer to Purchase and the Letter of Transmittal.

  2.
  THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 21, 2007, UNLESS THE OFFER IS EXTENDED. Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after March 19, 2007 (or such later date as may apply if the Offer is extended). The Trustee Direction Form must be received by the Trustee no later than 12:00 noon, New York City time, on the business day prior to the expiration of the Offer.

  3.
  Tendering participants will not be obligated to pay any brokerage commissions or fees, solicitation fees, or stock transfer taxes on the purchase of Shares under the tender offer, except as set forth in the Offer to Purchase and the Letter of Transmittal.

  4.
  According to the Schedule 14D-9, the board of directors of the Company has recommended that stockholders tender their Shares. However, none of the Trustee, Purchaser, Parent or the Information Agent is making any recommendation as to whether you should instruct the Trustee to tender Shares held in your ESOP account. Neither the Company, the Dealer Manager, or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Shares. Stockholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, as well as the Schedule 14D-9. See the Introduction and Section 11 of the Offer to Purchase. Stockholders should discuss whether to tender their Shares with their financial or tax advisors.

  5.
  If you wish to have the Trustee tender any or all of your Shares, please so instruct the Trustee by completing, executing, detaching, and returning to the Trustee the attached Trustee Direction Form. If you authorize the Trustee to tender your Shares, it will tender all such Shares unless you specify otherwise on the attached Trustee Direction Form. In order to tender your Shares held in your ESOP account in the Offer, you must return the Trustee Direction Form to the Trustee no later than 12:00 noon, New York City time, on the business day prior to the expiration of the Offer in order for the Trustee to have sufficient time to process your direction and tender your Shares.

  6.
  Consistent with federal law, Shares properly tendered and not properly withdrawn by the Trustee may not be accepted for purchase if the Trustee determines that to do so would violate The Employee Retirement Income Security Act of 1974, as amended, or other applicable law. See Section 3 of the Offer to Purchase.

  7.
  Your delivery of a Trustee Direction Form will automatically revoke any prior direction, including any direction you previously made to tender Shares held in your ESOP account in connection with any tender offer made by another bidder.

  8.
  If you fail to complete, sign, or timely transmit the Trustee Direction Form to the Trustee, you will be deemed to have instructed the Trustee not to offer any of the Shares held for your benefit under the ESOP into the Offer.

  9.
  The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

        In order to tender your Shares held in your ESOP account in the Offer, you must return this Trustee Direction Form to the Trustee no later than 12:00 noon, New York City time, on the business day prior to the expiration of the Offer in order for the Trustee to have sufficient time to process your direction and tender your Shares. The Offer will expire at 12:00 Midnight, New York City time, on February 21, 2007, unless otherwise extended.

Very truly yours,

BMCA ACQUISITION SUB INC.